UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 17, 2012

Financial Institutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-26481	16-0816610
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 Liberty Street, Warsaw, New York		14569
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-786-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

BRANCH ACQUISITION

On August 17, 2012, Five Star Bank (“Five Star”), the wholly-owned bank subsidiary of Financial Institutions, Inc. (the “Company”), acquired four bank branches from HSBC Bank USA, National Association and its affiliates (collectively, “HSBC”) located in Elmira, Elmira Heights, Horseheads and Albion, New York, pursuant to the terms of the Assignment, Purchase and Assumption Agreement entered into between Five Star Bank and First Niagara Bank, National Association on January 19, 2012. As part of the transaction, Five Star acquired approximately $157.2 million of net deposits and approximately $17.9 million of net performing loans and paid a premium of approximately $7.0 million, subject to final closing adjustments.

The composition of net deposits, by type, assumed by Five Star Bank as of the date of acquisition was as follows (dollars in thousands):

Noninterest-bearing demand	$24,549
Interest-bearing demand	34,699
Savings and money market	76,150
Certificates of deposit	21,811

Total deposits	$157,209

The composition of loans acquired from HSBC as of the date of acquisition was as follows (dollars in thousands):

Commercial	$3,634
Residential mortgage	2,061
Home equity	9,670
Other consumer	2,560

Total loans	$17,925

The amounts reported above are preliminary and do not reflect purchase accounting adjustments of these balances to their fair values as of the date that they were acquired.

DIVIDEND DECLARATION

On August 22, 2012, the Company issued a press release announcing the declaration of a cash dividend of $0.14 per share of common stock. The Company also announced dividends of $0.75 per share on its Series A 3% Preferred Stock and $2.12 per share on its Series B-1 8.48% Preferred Stock. All dividends are payable October 2, 2012 to shareholders of record on September 12, 2012. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Financial Institutions, Inc. on August 22, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Institutions, Inc.

August 22, 2012	By:	/s/ Karl F. Krebs

Name: Karl F. Krebs
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Financial Institutions, Inc. on August 22, 2012.